SUB-ITEM 77H:  Changes in
control of registrant


Federated Institutional Trust
(Registrant)




As of April 30, 2010, Genworth
 Financial Trust Company has
ceased to be a controlling person
of the Registrant by owning
less than 25% of the voting
securities of the Registrant.





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